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EXHIBIT 23-A. CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Hercules Incorporated and subsidiary companies on Form S-8 [Registration No. 33-37279 (which includes Registration No. 33-21668), No. 33-14912, No. 33-15052, No. 33-21667, No. 33-47664, No. 33-51178, No. 33-52621, No. 33-66136,
No. 33-62314, and No. 33-65352] and on Form S-3 (Registration No. 33-15104 and No. 33-33768) of our report dated February 7, 1997 on our audits of the consolidated financial statements of Hercules Incorporated and subsidiary companies as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K.




Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103
March 31, 1997


















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